Exhibit 10.6
Grant No.: _______
FURNITURE BRANDS INTERNATIONAL, INC.
2010 OMNIBUS INCENTIVE PLAN
PERFORMANCE SHARE AGREEMENT
     Furniture Brands International, Inc., a Delaware corporation (the “Company”), hereby grants performance shares relating to restricted shares of its common stock, no par value (the “Common Stock”), to the Grantee named below, the shares of Common Stock subject thereto being subject to achieving the performance criteria and the vesting conditions set forth in the attached agreement (the “Agreement”). Additional terms and conditions of the grant are set forth in this cover sheet to the Agreement, in the Agreement, and in the Company’s 2010 Omnibus Incentive Plan (the “Plan”).
Grant Date:                                         , 2010
Name of Grantee:
Grantee’s Social Security Number: ___-___-___
Target Number of Performance Shares:
Maximum Number of Performance Shares:
     Vesting Date:
     By signing this cover sheet, you agree to all of the terms and conditions described in the attached Agreement and in the Plan, a copy of which is also attached. You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this Agreement should be or appear to be inconsistent.

Grantee:

(Signature)

Company:	By:

(Signature)
Name:

Title:

Attachment
This is neither a stock certificate nor a negotiable instrument.

FURNITURE BRANDS INTERNATIONAL, INC.
2010 OMNIBUS INCENTIVE PLAN
PERFORMANCE SHARE AGREEMENT

Award of Performance Shares Issuable upon Achievement of Performance Criteria	This grant is an award of performance shares (the “Performance Shares”) entitling the Grantee hereof to the number of shares of Common Stock to be determined as set forth below.

The number of shares of Common Stock, if any, that may be issued pursuant to the terms of this Agreement shall be calculated based on the attainment of specified performance goals, as set forth on the attached Exhibit A, as of [Insert Ending Performance Date] (the “Calculation Date”).* The maximum number of shares of Common Stock that may be issued to you hereunder is the Maximum Number of Performance Shares on the cover sheet, which number has been determined by multiplying your Target Number of Performance Shares from the cover sheet by 200%.

Nontransferability and Forfeiture	Your Performance Shares granted hereby may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may your Performance Shares be made subject to execution, attachment or similar process. If your service terminates for any reason prior to the Calculation Date, you will forfeit your Performance Shares and not have any right to receive any Common Stock in respect of this award of Performance Shares.

Issuance of Common Stock	The Performance Shares awarded hereby are evidenced solely by this Agreement and the cover sheet. The Company will issue any Common Stock earned pursuant hereto in your name as of the Calculation Date upon certification by the Human Resources Committee as set forth on Exhibit A.

Book Entry Restrictions	Any Common Stock issued hereunder may be issued in book entry form. In such event, the Company shall cause the transfer agent for the shares of its Common Stock to make a book entry record showing ownership for the shares of Common Stock in your name subject to the terms and conditions of this Agreement. The Company shall issue or cause to be issued to you an account statement acknowledging your ownership of the shares of such Common Stock.

Withholding Taxes	You agree, as a condition of this grant, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the grant of the Performance Shares, your acquisition of Common Stock under this grant, or the payment to you of any dividends hereunder. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to this grant, the Company will have the right, in its sole discretion, to: (1) require that you arrange such payments to the Company or (2) withhold such amounts from other payments due to you from the Company or any affiliate including by an immediate forfeiture of shares of Common Stock subject to the Performance Shares granted pursuant to this Agreement in an amount equal to the withholding or other taxes due.

Forfeiture Rights	If you should take actions to materially harm the Company, including if such harm results from your competition with the Company or otherwise, the Company shall have the right to cause a forfeiture of your Performance Shares, and, with respect to any shares of Common Stock issued in connection with those Performance Shares during the period commencing twelve (12) months prior to your termination of Service with the Company due to taking such actions to materially harm the Company, the right to cause a forfeiture of any gain realized by you (including the shares of Common Stock) due to the issuance of such shares of Common Stock.

If it is ever determined by the Board that (i) you have engaged in misconduct that contributed to a material accounting restatement, (ii) you have been issued Common Stock in respect of your Performance Shares within three years following the date of the first public issuance or filing with the Securities and Exchange Commission of the financial statements that subsequently required restatement, and (iii) the shares of Common Stock were issued to you in respect of your Performance Shares based on the achievement of pre-established performance goals that are later determined, as a result of the accounting restatement, not to have been achieved, then the Board shall have the discretion to determine whether such Common Stock shall be immediately forfeited, in whole or in part, or whether you shall be required to pay to the Company an amount not to exceed the aggregate value of the shares of Common Stock so acquired. In addition, the Common Stock issued in respect of Performance Shares and any gains resulting from the sale of such Common Stock, shall be subject to forfeiture in accordance with the Company’s standard policies relating to such forfeitures and clawbacks, as such policies are in effect at the time of grant of the Performance Shares.

Retention Rights	This Agreement does not give you the right to be retained by the Company (or any parent, Subsidiaries or affiliates) in any capacity. The Company (and any parent, Subsidiaries or affiliates) reserves the right to terminate your service at any time and for any reason.

Shareholder Rights	You, or your estate or heirs, do not have any of the rights of a stockholder of the Company, including, without limitation, the right to vote or receive dividends declared or paid on the Common Stock, unless and until the Performance Shares granted to you pursuant to this Agreement are paid in Common Stock and a certificate for such shares of Common Stock has been issued or an appropriate book entry has been made.

Adjustments	In the event of any stock dividend, stock split, change in the corporate structure affecting the Common Stock, or any change in the corporate structure that is not a Change in Control, the number or kind of shares covered by this grant may be adjusted pursuant to the Plan so that thereafter, subject to the terms and conditions of the adjusted Awards, such Awards shall entitle the Grantee to receive the kind and amount of securities or property or cash receivable upon any such event by a holder of the number of Performance Shares that would have been receivable with respect to such Award immediately prior thereto. Your Performance Shares, as applicable, shall be subject to the terms of any such agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Change in Control	In the event of a Change in Control prior to the 18 month anniversary of the Grant Date, you will forfeit your Performance Shares and not have any right to receive any Common Stock in respect of this award of Performance Shares.

In the event of a Change in Control on or after the 18 month anniversary of the Grant Date, you will be entitled to receive in respect of your Performance Shares a pro rata portion (determined as of the date of the Change in Control) of the number of shares of Common you would have received had the [Insert performance goals] been achieved on the Calculation Date.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan	The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

This Agreement, the cover page and the Plan constitute the entire understanding between you and the Company regarding this grant of Performance Shares and any shares of underlying Common Stock. Any prior agreements, commitments or negotiations concerning this grant are superseded.

Data Privacy	In order to administer the Plan, the Company may process personal data about you. Such data includes, but is not limited to, the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this grant, you give explicit consent to the Company to process any such personal data. You also give explicit consent to the Company to transfer any such personal data outside the country in which you work or are employed, including, with respect to non-U.S. resident Grantees, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.

Consent to Electronic Delivery	The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant, you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please contact the Company Secretary at [Number] to request paper copies of these documents.
By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.

*	No shares of Common Stock will be issued until the Human Resources Committee has declared the performance goals met and declared a payment date. Any payment of shares of Common Stock hereunder is subject to the sole discretion of the Human Resources Committee to make partial or no such payment notwithstanding the achievement of the performance goals.

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